SMYTHE RATCLIFFE
CHARTERED ACCOUNTANTS

7th Floor, Marine Building, 355 Burrard Street, Vancouver, B.C. V6C 2G8
Telephone: (604) 687-1231                           Fax: (604) 688-4675


PLEASE REFER TO:  A.S. Henshaw
                  File #: 194560


June 12, 2001




Board of Directors
DBS Holdings, Inc.
1898 Peardonville Road
Abbotsford, BC V4X 2M4


Dear Sirs:


We consent to the incorporation in this Registration Statement dated June, 2001 on Form 10-KSB of DBS Holdings, Inc. of our report dated May 25, 2001 relating to the audited financial statements for the two years ending February 28, 2000 and February 28, 2001 of DBS Holdings, Inc. We also consent to the reference of our firm under the caption "Experts".








/s/ Smythe Ratcliffe
"Smythe Ratcliffe"

CHARTERED ACCOUNTANTS
Vancouver, Canada